EXHIBIT 99.1

CONTACT:

David Gillespie, President & CEO	Rob Schatz
H2Diesel Holdings, Inc.	Wolfe Axelrod Weinberger Associates, LLC.
713-973-5720	212-370-4500

H2Diesel Announces Appointment of James Robert Sheppard, Jr. to Board of Directors

Houston Texas., August 23, 2007 -- H2Diesel Holdings, Inc. (OTC Bulletin Board: HTWO) today announced the appointment of James Robert Sheppard, Jr. to its Board of Directors.

Mr. Sheppard is the Managing Director of the J.R. Sheppard & Company LLC where his current assignment, initiated by the Infrastructure Experts Group, an organization formed under the auspices of the United Nations (UN), is to arrange capital markets financing for up to two developing-country infrastructure projects as part of a Demonstration Project financed by the Swiss Agency for Cooperation and Development. In the past, his work with the UN has included a paper on new public finance tools for use in promoting development and as a consultant responsible for studying ways to improve access to the capital markets for infrastructure projects in developing countries.

Previously, Mr. Sheppard was a consultant on numerous assignments for The World Bank that included advising on structures to mitigate foreign exchange risk for electric power and water projects in developing countries. Additionally, he has worked on assignments for the Bank concerning application of partial risk guarantees in the transport sector and local capital markets financing for infrastructure.

Other clients of Mr. Sheppard include AES Tiete, S.A. (Brazil), where he served as financial advisor with respect to debt management and foreign exchange issues, and Duke Energy, where he served as a consultant preparing dividend policy for independently-financed business units.

Mr. Sheppard has held numerous high-profile positions that included Managing Director and Co-Head of the Global Project Finance Group at Bank of America where he was specifically responsible for electric power, oil and gas, and supervised teams in London, Hong Kong, and Sidney. His Bank of America Project Finance Group ranked second globally in league tables (first globally in electric power).

Mr. Sheppard holds a JD and an MBA from the University of North Carolina at Chapel Hill. At the University, he served on the staff of the N.C. Journal of International Law and Commercial Regulation, received the Business Foundation Fellowship, and was a Morehead Scholar. He is a member of the North Carolina Bar and was a member of the Task Force on US Participation in Multilateral Development Banks, as well as the Financing Project Advisory Committee for the North Carolina Alternative Energy Corporation.
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EXHIBIT 99.1

David Gillespie, President and Chief Executive Officer of H2Diesel said, “We are extremely pleased to have Mr. Sheppard on our board. With his expertise in the area of international energy project finance and with his ability to introduce H2Diesel to Central America, he will be pivotal to the Company’s strategy and overall future.”

Mr. Sheppard commented, "I am very excited to have the chance to work with the team at H2Diesel. After twenty-five years of involvement with the electric power industry where I arranged financing for power projects utilizing all types of fuel, I recognize that H2Diesel has an opportunity to provide renewable fuels for power generation and other uses. The company’s prospects in the United States can form the basis for attractive expansion into those international markets where there is a heavy dependence on oil-fired generation. I look forward to assisting H2Diesel’s management in these efforts.”
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About H2Diesel, Inc.

H2Diesel is a development stage company that holds an exclusive license for North America, Central America and the Caribbean to proprietary technology for the manufacture of an alternative "bio-fuel" from domestically produced vegetable oils that is intended to be marketed as a heating fuel, fuel for power generation, or alternatively, as a new class of bio-fuel or fuel additive. H2Diesel believes its bio-fuel can be used directly for home heating and power generation and also potentially as a motor fuel. The Company further believes its proprietary bio-fuel will provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil. H2Diesel's business model calls for the establishment of bio-fuel production facilities directly and through sublicensing of its technology to qualified licensees.

This news release contains forward looking statements. These forward looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

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